Exhibit 21.1
EPIX PHARMACEUTICALS, INC.
SUBSIDIARIES OF THE COMPANY

Subsidiary Legal Name	Jurisdiction of Incorporation/Formation

EPIX Delaware, Inc.	Delaware

EPIX Pharmaceuticals Ltd.	Israel

TVT Limited	United Kingdom